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                                                                    EXHIBIT 99.1

                                                                 PRESS RELEASE

                                                     Contact: T. Scott O'Keefe
                                                      Sr. Vice President & CFO
                                                                (281) 243-3000
--------------------------------------------------------------------------------
                               NYSE SYMBOL: MRL
FOR IMMEDIATE RELEASE
JUNE 3, 1999

 MARINE DRILLING COMPANIES, INC. UPDATES STATUS OF MARINE 700 AND 500 PROJECTS

SUGAR LAND, TEXAS--June 3, 1999--Marine Drilling Companies, Inc. (NYSE:MRL) today issued the following information with respect to the status of its MARINE 700 and MARINE 500 drilling rigs.

MARINE 700
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On June 2, 1999, the Company received a letter from Esso Exploration Inc., the drilling contract counterparty for the MARINE 700 drilling rig. The drilling contract has a term of five years at a normal operating dayrate of $165,410 plus adjustments and provides that Esso may terminate the contract if the rig is not delivered by July 15, 1999, unless the delay is caused by Esso or its subcontractors.

In the letter, Esso states their concern about the quality of rig construction and the considerable amount of work yet to be done to complete and commission the rig prior to July 15, 1999. Esso further states that, in their view, commissioning (including inspections and acceptance testing by Esso) could require three or more months and that it is therefore likely that the earliest the rig will be ready for delivery would be late August. The letter further states that "if the Marine 700 does not meet quality or schedule requirements, Esso would likely exercise its right to terminate the Drilling Contract" and that at this time, Esso is "not optimistic that we would give further consideration to amending the contract." The letter concludes with a statement that "as a precautionary measure, we have begun to search for an alternate rig to complete the remainder of the Diana Project work that was planned for the Marine 700."

The Company continues to believe it will be able to meet the delivery deadline and the required quality standards of the contract, although, as has been previously disclosed, there is some risk that the Company will not meet the July 15 contract deadline. As such, the Company intends to respond to Esso accordingly.

MARINE 500
----------

The MARINE 500 upgrade project is nearing completion and the drilling rig should depart for Western Australia during the second week of June. The rig will work for West Australian Petroleum Pty, Ltd. under a contract that expires on December 31, 2001.

The anticipated departure date of the MARINE 500 has changed from late
May to the second week of June due to difficulties encountered during the equipment commissioning process relating to the anchor chain system and the hydraulic system. Structural changes to the anchor chain lockers are currently being completed to ensure the proper spooling of the chains, and final testing of the hydraulic system has been delayed slightly due to debris identified in the system. The commissioning of the other systems that are dependent on the hydraulic system, including the top drive, the crown mounted compensator, the blow out preventer ("BOP"), the BOP crane and the BOP carrier have also been delayed.

Marine Drilling Companies, Inc. is an offshore drilling contractor with a fleet of 17 offshore drilling rigs consisting of 15 jackups, one of which is currently configured as an accommodation unit and two semi-submersibles located in the U.S. Gulf of Mexico and certain international markets. The Company also operates one semi-submersible rig pursuant to a bareboat charter.


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This press release includes certain statements that may be deemed to be
"forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities or events the company believes will or may occur in the future are forward-looking statements. Such statements are subject to a number of uncertainties that are discussed in the company's most recent Forms 10-K and 10-Q. Investors are cautioned that actual results may differ materially from those projected in the forward-looking statements.


         For online information about Marine Drilling Companies, Inc.
                             visit www.mardril.com


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